Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED AS [REDACTED] TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT TO NON-COMPETITION AND NON-SOLICITATION

AGREEMENT, CHANGE OF CONTROL AND SEVERANCE AGREEMENT

AND LETTER AGREEMENT; RELEASE OF CLAIMS

This Agreement and Amendment to Leonard C. DeBenedictis’ July 6, 2008 Non-Competition and Non-Solicitation Agreement, July 6, 2008 Change of Control and Severance Agreement, and July 6, 2008 Offer Letter and Agreement (the “Amendment”) and Release of Claims is made on September 15, 2010 between Solta Medical (formerly known as Thermage, Inc.) and Leonard C. DeBenedictis (“DeBenedictis”) (collectively “the Parties”).

RECITALS

WHEREAS, each of the Parties to this Amendment is a party to a Non-Competition and Non-Solicitation Agreement accepted by DeBenedictis on July 6, 2008 (the “Non-Competition Agreement”);

WHEREAS, each of the Parties to this Amendment is a party to a Change of Control and Severance Agreement accepted by DeBenedictis on July 6, 2008 (the “Change of Control Agreement”);

WHEREAS, each of the Parties to this Amendment is a party to a Offer Letter and Agreement accepted by DeBenedictis on July 6, 2008 (the “Offer Letter Agreement”);

WHEREAS, on August 20, 2010, DeBenedictis submitted a resignation letter to Solta Medical pursuant to the terms of his Change of Control Agreement (the “Resignation Letter”);

WHEREAS, the Parties to this Amendment dispute whether DeBenedictis’ resignation is made for “Good Reason” under the terms of the Change of Control; and

WHEREAS, Solta Medical intends to enforce the terms of the non-competition and non-solicitation provisions in DeBenedictis’ Non-Competition Agreement;.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1. Resignation/Retirement. DeBenedictis rescinds his August 20, 2010 Resignation Letter effective immediately upon execution of this Amendment. DeBenedictis agrees to continue his employment in his current position through September 30, 2010. On October 1, 2010 DeBenedictis will retire from Solta Medical. A copy of an announcement to be distributed to all employees is attached. All wages and accrued but unused Personal Time Off will be paid to DeBenedictis on September 30, 2010. For planning purposes, DeBenedictis plans to take PTO from September 27 through September 30, 2010.

2. 2010 Transition Period. From October 1, 2010 through December 31, 2010 DeBenedictis shall continue to provide services to Solta Medical in order to transition his current duties and projects to his successor (the “Transition Period”). It is expected that DeBenedictis’ work hours will be significantly reduced during the Transition Period.

During the Transition Period, (a) Solta Medical shall pay DeBenedictis a monthly salary of Twenty Five Thousand Seven Hundred Fifty Dollars and No Cents ($25,750.00), less applicable withholdings, which shall be paid semimonthly on the fifteenth and last day of each month for consulting services performed for the period just ended according to Solta Medical’s normal payroll procedures; (b) DeBenedictis’s stock options shall continue to vest pursuant to the Solta Medical, Inc. 2006 Equity Incentive Plan (As Amended and Restated April 13, 2010); (c) DeBenedictis shall be eligible to remain on Solta Medical’s regular medical, dental, vision, life, short and long term disability, and EAP insurance plans, and DeBenedictis will continue to pay Ninety-Three Dollars and No Cents ($93.00) per month for medical, dental and vision insurance.

3. Amendment to Term and Competing Business Purpose

a. The Parties hereby agree to amend the Term, originally defined in the Non-Competition Agreement at Paragraph 3, as follows “the period commencing on the Closing Date and ending on July 1, 2011.”

b. The Parties hereby agree to amend the term Competing Business Purpose, originally defined in the Non-Competition Agreement at Paragraph 3(a), as follows: “engage, on his own behalf or on behalf of [REDACTED], anywhere in the Restricted Territory in any business (including research and development), operations, activities and/or services that are related to the Business or that provide the Reliant Products as such exist as of the Closing Date, including those products or services that Reliant has not yet developed but has made a substantial and demonstrable effort to develop.”

c. In consideration for paragraphs 3 (a) and (b) above: Solta Medical shall pay to DeBenedictis One Hundred Thousand Dollars and No Cents ($100,000.00), less applicable withholdings, on December 31, 2010; and

d. DeBenedictis shall continue to serve in a consulting role from January 1, 2011 through June 30, 2011 (the “2011 Consultant Period”). During the 2011 Consultant Period: (a) Solta Medical shall pay DeBenedictis a monthly consulting fee of One Thousand Dollars and No Cents ($1,000.00), which shall be paid semimonthly on the fifteenth and last day of each month for consulting services performed for the period just ended; (b) DeBenedictis’ stock options shall continue to vest pursuant to the Solta Medical, Inc. 2006 Equity Incentive Plan (As Amended and Restated April 13, 2010); and (c) DeBenedictis shall not be entitled to remain on Solta Medical’s regular medical, dental, vision, life, short and long term disability, and EAP insurance plans, however, Solta Medical shall reimburse DeBenedictis for COBRA premium payments made by him during the 2011 Consultant Period; provided that DeBenedictis timely elects continuation coverage for himself and his eligible dependents. COBRA reimbursements will be made consistent with Solta Medical’s normal expense reimbursement policy.

e. The parties agree that, should DeBenedictis accept any position with [REDACTED] on or before December 31, 2010, then the terms of Paragraph 3(a) – 3(c) of this Amendment shall be null and void. DeBenedictis agrees that he will inform Solta Medical on or before December 31, 2010 if he has accepted any position with [REDACTED]. To be clear, if DeBenedictis accepts a position with [REDACTED] on or before December 31, 2010, he has no right to the payments made pursuant to Paragraph 3(c) and the Non-Competition Agreement shall not be amended as set forth in Paragraphs 3(a)-(b) but will instead terminate as of December 23, 2010.

4. Creation of Intellectual Property During the Transition Period and 2011 Consultant Period. Notwithstanding any other agreements between Solta Medical (or its predecessors in interest) and DeBenedictis to the contrary and notwithstanding the fiduciary duties, including the duty of loyalty, that DeBenedictis owes Solta Medical and his obligations under California Labor Code § 2863, during the Transition Period and the 2011 Consultant Period (if applicable), separate and apart from providing services to and consulting to Solta Medical, DeBenedictis is free to engage, on his own behalf or on behalf of any person or entity, in any business (including research and development), operations, activities and/or services (collectively the “DeBenedictis Work”), so long as such DeBenedictis Work does not conflict with Paragraph 2(a) of the Proprietary Information Agreement or 3(a) of the Non-Competition Agreement as amended by this Amendment. Moreover, during the Transition Period and the 2011 Consultant Period (if applicable), any Intellectual Property resulting from the DeBenedictis Work shall be owned by DeBenedictis and not by Solta Medical. For purposes of this Paragraph 4, Intellectual Property is defined as inventions, mask works, ideas, processes, formulas, source and object codes, data, trade secrets, programs other works of authorship, know-how, improvements, discoveries, developments, designs, patent disclosures, patents and techniques created by DeBenedictis through the DeBenedictis Work.

5. Return of Property. By December 31, 2010 or the date of DeBenedictis’ acceptance of an employment offer from another employer, whichever is earlier; DeBenedictis will return to Solta Medical any building key(s), security pass, or other access or identification cards (including business cards) and any Solta Medical property that is currently in DeBenedictis’ possession, including any documents, emails, computer equipment, mobile phones, and any information DeBenedictis has about Solta Medical’s practices, procedures, trade secrets, customer lists, or product marketing. By no later than December 31, 2010, DeBenedictis will also clear all expense accounts. By October 31, 2010 or DeBenedictis’ acceptance of an employment offer from another employer, whichever is earlier, DeBenedictis shall permit Solta Medical to take a complete inventory of DeBenedictis’ office. In addition, DeBenedictis acknowledges and agrees that Solta Medical may monitor his Solta Medical email account, and DeBenedictis shall not have any expectation of privacy in that email account; provided however, Solta Medical through its Chief Operating Officer, shall take reasonable steps to not view the subject of any personal emails beyond what is necessary to determine that his emails are personal.

6. Confidentiality of Solta Medical Information. DeBenedictis agrees, unless required or otherwise permitted by law, he will not use for himself or any other person or entity, or disclose to others, any information regarding Solta Medical’s practices, procedures, trade secrets, customer lists, or product marketing. DeBenedictis acknowledges that, because of DeBenedictis’ position with Solta Medical, DeBenedictis has specific knowledge of many types of information which is proprietary to Solta Medical, including, without limitation, its current and planned technology; its current and planned corporate strategies; strategic customers and business partners; and the identity, skills and interest of its employees. DeBenedictis agrees to keep and treat all such proprietary information as confidential.

7. Confidentiality of DeBenedictis Information. Solta Medical agrees, unless required or otherwise permitted by law, it will not use for itself or any other person or entity, or disclose to others, any of DeBenedictis’ personal information retained by Solta Medical. DeBenedictis’ personal information includes, without limitation, personal emails and files created by him and stored on Solta Medical, Thermage, Inc. and/or Reliant Technology, Inc. computers.

8. Release by DeBenedictis. In consideration for the payments described in this Amendment, subject to applicable laws governing the scope of waivers and releases, DeBenedictis waives and releases any and all claims and causes of action, whether or not now known, against Solta Medical or its predecessors, successors, or past or present subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter, including, without limitation, any matter arising out of or connected with DeBenedictis’ employment with Solta Medical or the termination of that employment, including without limitation, claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis. This release includes all federal and state statutory claims, federal and state common law claims (including those for contract and tort), and claims under any federal or state anti-discrimination statute or ordinance, including, without limitation, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, the Sarbanes Oxley Act of 2002, 42 U.S.C. § 1983, the United States and/or California Constitutions, the Family Medical Leave Act (and/or its California equivalent, the Moore-Brown-Roberti Family Rights Act), the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), and the California Labor Code.

This Release does not release (i) DeBenedictis’ right to indemnification, including, without limitation, Solta Medical’s defense of the shareholder derivative suit filed against him captioned Simon, et al. v. Stang, et al., No. 109CV159829 (Santa Clara County Superior Court) Reliant Technologies, Inc. Merger Litigation (ii) the obligations under this Amendment, (iii) DeBenedictis’ rights as a shareholder of Solta Medical and (iv) any other unwaivable right of DeBenedictis.

9. Release by Solta. In consideration for DeBenedictis’ obligations under this Amendment, subject to applicable laws governing the scope of waivers and releases, Solta Medical waives and releases any and all claims and causes of action, whether or not now known, against DeBenedictis and/or his heirs and assigns, with respect to any matter, including, without limitation, contract or tort claims and causes of action.

This Release does not release (i) the obligations under this Amendment or (ii) any other unwaivable right of Solta Medical.

10. Release of Unknown Claims. The parties expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor.

11. Effective Date. DeBenedictis has up to 21 days after he receives this Amendment to review it, although DeBenedictis may waive this right and sign the Amendment prior to the expiration of 21 days. DeBenedictis is advised to consult an attorney of his own choosing, at his own expense, before signing this Amendment. Furthermore, DeBenedictis has up to seven days after he signs this Amendment to revoke it. If DeBenedictis wishes to revoke this Amendment after signing it, he may do so by emailing, faxing or hand delivering a letter of revocation to Lisa Campbell (email: lcampbell@solta.com; fax: 510-786-6769) on or before the seventh day after DeBenedictis signs this Amendment. If DeBenedictis does not revoke this Amendment, the eighth day after the date DeBenedictis sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Amendment will become effective or enforceable until the Effective Date.

12. Survival of Other Agreements between Solta Medical and DeBenedictis.

(i) The Non-Competition Agreement, as amended by this Amendment, will terminate on July 1, 2011 if DeBenedictis accepts the payments set forth in Paragraph 3(c). If DeBenedictis does not accept the payments set forth in Paragraph 3(c), then the Non-Competition Agreement shall terminate pursuant to its terms.

(ii) The Change of Control Agreement shall terminate on October 1, 2010.

(iii) The Offer Letter Agreement shall terminate on September 30, 2010. Provided, however, the Equity provisions of the Offer Letter Agreement shall continue consistent with Paragraphs 2(b) and 3(c)(ii) of this Amendment.

(iv) All Shareholder and Stock Option Agreements between the parties shall survive this Amendment.

(v) The Solta Medical, Inc. Proprietary Information Agreement shall survive this Amendment, subject to the limitations regarding Intellectual Property set forth in Paragraph 4, above.

13. Arbitration.

(i) Solta Medical and DeBenedictis each agree that any and all disputes arising out of the terms of this Amendment, DeBenedictis’ employment by Solta Medical, DeBenedictis’ service as an officer or director of Solta Medical, or DeBenedictis’ compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. Disputes that Solta Medical and DeBenedictis agree to arbitrate, and thereby agree to waive any right to trial by jury, include any statutory claims under local state, or federal law, including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act, the Sarbanes-Oxley Act, the Workers Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Solta Medical and DeBenedictis further understand that this Amendment to arbitrate also applies to any disputes that Solta Medical may have with DeBenedictis.

(ii) Procedure. Solta Medical and DeBenedictis agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. Solta Medical will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that DeBenedictis will pay any filing fees associated with any arbitration that DeBenedictis initiates, but only so much of the filing fees as DeBenedictis would have instead paid had he filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing. Any arbitration under the Amendment will be conducted in Alameda County, California.

(iii) Remedy. Except as provided by the Act and this Amendment, arbitration will be the sole, exclusive, and final remedy for any dispute between DeBenedictis and Solta Medical. Accordingly, except as provided for by the Act and this Amendment, neither DeBenedictis nor Solta Medical will be permitted to pursue court action regarding claims that are subject to arbitration.

(iv) Administrative Relief. DeBenedictis understands that this Amendment does not prohibit him from pursuing any administrative claim with local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Amendment does, however, preclude DeBenedictis from pursuing court action regarding any such claim, except as permitted by law.

(v) Voluntary Nature of Agreement. Each of Solta Medical and DeBenedictis acknowledges and agrees that such party is executing this Amendment voluntarily and without any duress or undue influence by anyone. DeBenedictis further acknowledges and agrees that he has carefully read this Amendment and has asked any questions needed for him to understand the terms, consequences, and binding effect of this Amendment and fully understands it, including that DeBenedictis is waiving his right to a jury trial. Finally, DeBenedictis agrees that he has been provided the opportunity to seek the advice of an attorney of his choice before signing this Amendment.

14. Notice. Notices and all other communications contemplated by this Amendment will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of DeBenedictis, mailed notices will be addressed to him at the home address which he most recently communicated to Solta Medical in writing. In the case of Solta Medical, mailed notices will be addressed to its corporate headquarters, and all notice will be directed to the attention of its President.

15. Miscellaneous Provisions.

(i) No Duty to Mitigate. DeBenedictis will not be required to mitigate the amount of any payment contemplated by this Amendment, nor will any such payment be reduced by any earnings that DeBenedictis may receive from any other source.

(ii) Assignment. Neither party may assign this Amendment without the express written consent of the other. This Amendment is binding on the heirs, assigns and successor of each party.

(iii) Waiver. No provisions of this Amendment will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by DeBenedictis and by an authorized officer of the Solta Medical. No waiver by either party of any breach of, or of compliance with, any condition or provision or of the same condition or provision at another time.

(iv) Headings. All captions and section headings used in this Amendment are for convenient reference only and do not form a part of this Amendment.

(v) Choice of Law. The validity, interpretation, construction and performance of this Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(vi) Severability. The invalidity or unenforceability of any provision or provisions of this Amendment will not affect the validity or enforceability of any other provision hereof; which will remain in full force and effect.

(vii) Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of Solta Medical by its duly authorized officer, as of the day and year set forth below.

SOLTA MEDICAL

/s/ John Glenn
John Glenn, Chief Financial Officer

Date: September 15, 2010

LEONARD DEBENEDICTIS

/s/ Leonard C. DeBenedictis
Date: 9/15/2010

Len DeBenedictis Retires as Chief Technology Officer of Solta Medical, Inc.

Solta Medical, Inc. (Nasdaq: SLTM), a global leader in the medical aesthetics market, today announced that Leonard C. DeBenedictis, 69, Chief Technology Officer and a member of the company’s board of directors, will retire from Solta Medical on October 1, 2010. Mr. DeBenedictis will be available to advise the company through the end of the year and he plans to remain active in the development of other emerging medical technologies.

Stephen J. Fanning, Chairman of the Board, President and CEO of Solta Medical, Inc. said, “Len has dedicated more than 45 years to the evolution of the laser industry and for the past decade was the driving force behind the breakthrough proprietary technology in our Fraxel® family of lasers. He joined us in 2008 with our acquisition of Reliant Technologies where Len was co-founder and CTO. In his tenure at Solta Medical, Len’s leadership resulted in Solta’s flagship product for fractional skin resurfacing, the Fraxel re:store DUAL. In addition, Len has been a key player in forging our personal care product initiative with Philips Company and leaves us with an impressive pipeline of innovative products. I want to thank him for all of his contributions to the company.”

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is being executed and delivered as of July 6, 2008 by Leonard C. DeBenedictis (“Stockholder”) in favor of and for the benefit of Thermage, Inc., a Delaware corporation (“Thermage”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Thermage, Reliant Acquisition Company, LLC, a Delaware limited liability company (“Merger Sub”), Reliant Technologies, Inc., a Delaware corporation (“Reliant”), and certain other parties are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof, and as may be amended from time to time (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Reliant will be merged with and into Merger Sub, with Merger Sub as the surviving company (the “Merger”); and

WHEREAS, Stockholder has a substantial interest in Reliant as the holder of a significant number of shares of Reliant Capital Stock, and, as a result of the Merger, Stockholder shall receive significant consideration;

WHEREAS, Stockholder has been offered and, concurrently with the execution of this Agreement, has accepted employment with Thermage or the Surviving Company (“Employer”), contingent upon the execution of certain agreements, including this Agreement;

WHEREAS, Thermage and Stockholder mutually desire that the entire goodwill of Reliant be transferred to Thermage as part of the Merger and acknowledge that the parties explicitly considered the value of the goodwill transferred and it was valued as a component of the consideration of the Merger. Thermage and Stockholder agree that Thermage’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of Reliant to Thermage;

WHEREAS, Thermage and Stockholder both agree that, prior to the Merger, Reliant’s business consisted of the design, development, manufacture, production, marketing and sales of the Reliant Products related to the Business in the Restricted Territory (as defined below), and Thermage represents and Stockholder understands that, following the Merger, Thermage will continue conducting the Business in the Restricted Territory; and

WHEREAS, as a condition and mutual inducement to the Merger, and to preserve the value and goodwill of the Business being acquired by Thermage after the Merger, the Merger Agreement contemplates, among other things, that Stockholder shall enter into this Agreement and that this Agreement shall become effective at the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. In this Agreement, the following terms shall have the following meanings:

(a) “Business” means the business of developing, designing, manufacturing, producing, marketing, or selling the Reliant Products in the [aesthetic laser] market, including those products or services that Reliant is currently developing or has made a substantial and demonstrable effort to develop.

(b) “Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which Reliant or any of its Subsidiaries or Affiliates is currently engaged in, currently plans to engage in, or engages in during the Term, a Competing Business Purpose.

2. Effective Date. This Agreement shall be effective as of the Effective Time. This Agreement shall be null and void if the Merger Agreement is terminated.

3. Non-Competition. Stockholder acknowledges that in order to protect and preserve the value and goodwill of the business of Reliant being transferred to Thermage as part of the Merger, a post-termination employment restriction is reasonable, as without such a restriction, Stockholder’s employment or engagement with one of the competitors identified herein would detrimentally, irreversibly, and immeasurably diminish the value and goodwill of the Business. Thus, both to ensure that the value and goodwill related to the Business being transferred to Thermage as part of the Merger is protected and preserved, and to avoid the actual or threatened misappropriation of Reliant’s trade secrets and confidential information, Stockholder agrees that during the period commencing on the Closing Date and ending on the earlier of (i) the second (2nd) anniversary of the Closing Date, or (ii) one year following the date Stockholder’s employment with Employer (or any Subsidiary or Affiliate of Employer) is terminated without “Cause” or Stockholder resigns from such employment for “Good Reason” (as such terms are defined in the Change of Control and Severance Agreement between Thermage and Stockholder dated July 6, 2008) (the “Term”), Stockholder shall not (other than in connection with his employment services to Employer or any Subsidiary or Affiliate thereof or their respective successors or assigns), without the prior written consent of Thermage, directly or indirectly;

(a) engage, on his own behalf or on behalf of any other Person, anywhere in the Restricted Territory in any business (including research and development), operations, activities and/or services that are related to the Business or that provide the Reliant Products as such exist as of the Closing Date, including those products or services that Reliant has not yet developed but has made a substantial and demonstrable effort to develop (a “Competing Business Purpose”);

(b) be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, Person, entity, or business that engages or participates in a Competing Business Purpose in the Restricted Territory, including the promotion of investments in an entity which participates in a Competing Business Purpose in the Restricted Territory;

(c) solicit or attempt to solicit any of Reliant’s customers for, or in connection with, a Competing Business Purpose, including any attempts to obtain a confidential customer list or any other Reliant trade secrets; or

d) provide any service (as an employee, consultant, or otherwise), product, support, or technology to any Person engaged in a Competing Business Purpose in the Restricted Territory;

provided, however, that nothing in this Agreement shall prevent or restrict Stockholder from: (i) owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly traded corporation that is engaged in a Competing Business so long as Stockholder is not otherwise associated with such corporation; or (ii) any activity consented to in writing by Thermage.

4. Non-Solicitation. To preserve the value and goodwill of the Business being transferred to Thermage as part of the Merger, Stockholder agrees that during the Term, Stockholder shall not, without the prior written consent of Thermage, solicit, encourage, or take any other action, directly or indirectly, that is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of the Surviving Company or Thermage (to the extent said employee was formerly employed by the Reliant), or any Subsidiary of the Surviving Company or Thermage (to the extent said employee was formerly employed by Reliant), to (i) leave his or her employment with Surviving Company or Thermage, or any Subsidiary of Surviving Company or Thermage, or any of their respective successors or assigns, or (ii) engage in any activity in which Stockholder would, under the provisions of Section 3 hereof, be prohibited from engaging; provided, however, that for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Surviving Company or Thermage or any Subsidiary of Surviving Company or Thermage or their respective successors or assigns (to the extent said employees were formerly employed by Reliant), shall not be deemed to be a breach of this Section 4.

5. Stockholder Acknowledgements.

(a) Stockholder acknowledges that (i) Stockholder has a substantial interest in Reliant as the holder of a significant number of shares of Reliant Capital Stock and is a key and significant member of the management and technical workforce of Reliant; (ii) the goodwill associated with the existing business, customers, and assets of Reliant prior to the Merger is an integral component of the value of Reliant to Thermage and is reflected in the consideration payable to Stockholder in connection with the Merger, and (iii) Stockholder’s agreement as set forth herein is necessary for the protection of the legitimate business interests of Thermage in the Merger and to preserve the value and goodwill of Reliant for Thermage following the Merger.

(b) Stockholder acknowledges and agrees that the limitations of time, geography, and scope of activity agreed to in this Agreement are reasonable because, among other things: (i) Reliant and Thermage are engaged in a highly competitive industry, (ii) Stockholder has had unique access to the trade secrets and know-how of Reliant and Thermage, including, without limitation, the plans and strategy (and, in particular, the competitive strategy)

of Reliant and Thermage, (iii) Stockholder has accepted employment with Employer in connection with the Merger on terms that Stockholder believes are favorable to him, (iv) by virtue of his employment with Employer, Stockholder will have access to Thermage’s trade secrets and know how, including Thermage’s plans and strategy (and, in particular, Thermage’s competitive strategy), (v) in the event Stockholder’s employment with Employer ended, Stockholder believes he would be able to obtain suitable and satisfactory employment without violation of this Agreement; (vi) Stockholder believes that this Agreement provides no more protection than is reasonably necessary to protect Thermage’s legitimate interest in the goodwill, trade secrets, and confidential information of Reliant, (vii) Stockholder has no current intention of engaging in a Competing Business Purpose within the area and the time limits set forth in this Agreement, and (viii) Stockholder’s obligations under this Agreement (and the enforcement thereof) will not prevent him from earning a livelihood.

(c) Stockholder acknowledges and agrees that (i) the execution and delivery and continuation in force of this Agreement is a material inducement to Thermage to execute the Merger Agreement; (ii) breach of this Agreement will be such that Parent will not have an adequate remedy at law because of the unique nature of the operations and assets being conveyed to Thermage; and (iii) execution of this Agreement shall not limit Thermage’s or Surviving Company’s employee policies, including, without limitation, the provisions set forth in Thermage’s and Surviving Company’s confidentiality and proprietary information agreements.

(d) Stockholder further acknowledges and agrees that (i) as of the Effective Time Stockholder will be subject to Thermage’s confidential information and trade secret protection policies and agrees to comply with such policies, (ii) Stockholder’s obligations under this Agreement shall remain in effect if Stockholder’s employment with Employer is terminated for any or no reason (though, as set forth in Section 3, the length of the Term may be shortened depending on the circumstances of such termination), and (iii) during the Term, prior to becoming an employee or partner of or consultant to any Person, Stockholder will provide written notice of such employment, partnership, or consultancy to Thermage and provide such Person with an executed copy of this Agreement. Stockholder agrees that the Term shall be tolled during any period of violation of the covenants contained in Section 3 or Section 4.

6. Remedy. Stockholder acknowledges and agrees that (a) the rights of Thermage under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Thermage if Stockholder fails to or refuses to perform his obligations under this Agreement and (b) Thermage may, in addition to any other remedies and damages available, obtain an injunction to restrain any such failure or refusal. No single exercise of the foregoing remedies shall be deemed to exhaust Thermage’s right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as Thermage may elect.

7. Non-Exclusivity. The rights and remedies of Thermage hereunder are not exclusive of or limited by any other rights or remedies that Thermage hereunder may have, whether at law, in equity, by Contract, or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Thermage hereunder, and the obligations and liabilities of Stockholder hereunder, are in addition to their respective rights, remedies, obligations, and liabilities under the law of unfair competition, misappropriation of trade secrets, and the like. This Agreement does not limit Stockholder’s obligations or the rights of Thermage (or any Affiliate of Thermage) under the terms of any other agreement between Stockholder and Thermage or any Affiliate of Thermage.

8. Termination of Employment. Stockholder’s obligations under this Agreement shall not be eliminated or diminished by the termination of Stockholder’s employment with Employer, or any of its Affiliates, as the case may be, for any reason, including as a result of Stockholder’s resignation (though, as set forth in Section 3, the length of the Term may be shortened depending on the circumstances of such termination).

9. General Provisions.

(a) Severability of Covenants. The covenants contained in Section 3 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 3 hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then Thermage, the Surviving Company and Stockholder agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 3 or Section 4 are deemed to exceed the time, geographic or scope limitations permitted by applicable Legal Requirements, then Thermage, the Surviving Company and Stockholder agree that such provisions shall be reformed to the maximum time, geographic, or scope limitations, as the case may be, permitted by applicable Legal Requirements.

(b) Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and Thermage, the Surviving Company, or any Subsidiary of Thermage or Surviving Corporation, on the other.

(c) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(i) If to Thermage:

Thermage

[                    ]

[                    ]

Attention: General Counsel

Facsimile No.: [                    ]

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Chris Fennell, Esq

                  Robert T. Ishii, Esq.

Facsimile No.: (415) 947-2099

(ii) if to Stockholder, to the address for notice set forth on the last page hereof, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.

(d) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(e) Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Thermage may assign its rights and delegate its obligations hereunder to its Affiliates.

(f) No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the conflict of law provisions thereof.

(h) Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within Santa Clara County, State of California in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

(i) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(j) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(k) Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(l) Invalid Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

[TREK]

By:	/s/ Stephen J. Fanning
Name:	Stephen J. Fanning
Title:	Chairman, President & CEO

STOCKHOLDER

By:	/s/ Leonard C. DeBenedictis
Print Name:	Leonard C. DeBenedictis
Address:	155 California Ave #6102 Palo Alto, CA 94306
Telephone:	650-888-9754
Fax:

(Signature page to Non-Competition and Non-Solicitation Agreement)